Exhibit 10.27

NINTH AMENDMENT TO THE

DYNEGY INC. 401(k) SAVINGS PLAN

WHEREAS, Dynegy Inc. (the “Company”) has established and maintains the Dynegy Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of certain participating companies, and

WHEREAS, the Company desires to amend the Plan,

NOW, THEREFORE, BE IT RESOLVED that the Plan shall be, and hereby is amended as follows, effective as of January 1, 2006:

1. Section 1.1(12) of the Plan is hereby amended in its entirety to provide as follows:

“(12) Company Stock Fund: An Investment Fund established to invest in Company Stock and such reserves of cash or cash equivalents as are necessary to meet the liquidity needs of the fund.”

2. Section 1.1 of the Plan is hereby amended by inserting a new subsection (41) to read as follows and renumbering the current subsection (41) and subsequent subsections accordingly:

“(41) Independent Fiduciary: The person or entity acting with respect to the Company Stock Fund, as provided in Section 15.5.”

3. Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

“5.1 Investment of Certain Employer Contributions. Subject to the Independent Fiduciary’s authority, pursuant to Section 15.5, to terminate the availability of the Company Stock Fund as an investment option under the Plan, Employer Matching Contributions and Employer Discretionary Contributions, any earnings thereon, shall be initially invested in the Company Stock Fund. In the event the Independent Fiduciary terminates the availability of the Company Stock Fund as an investment option under the Plan, the Independent Fiduciary shall designate an alternative investment fund to receive Employer Matching Contributions and Employer Discretionary Contributions pending further investment directions from the Members and beneficiaries.”

4. Subsection 5.2(a) of the Plan is hereby amended in its entirety to read as follows:

“(a) Except as provided in Section 5.1, each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to each of his Accounts shall be invested from among the Investment Funds made available from time to time by the Committee, except that, subject to Section 15.5, there shall be a Company Stock Fund and the Committee may not eliminate such fund. With respect to the portion of a Member’s Accounts that is subject to investment discretion, such Member may designate one of such Investment Funds for all the amounts allocated to such portion of his Accounts (except to the extent otherwise provided by the Committee pursuant to Section 5.3 with respect to the VBO) or he may split the investment of the amounts allocated to such portion of his Accounts between such Investment Funds in such increments as the Committee may prescribe. Except as otherwise provided in Section 15.5, if a Member fails to make a designation, then such portions of his Accounts shall be invested in the Investment Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.”

5. Section 5.6 of the Plan is hereby deleted in its entirety.

6. Paragraph (k) of Section 13.6 is hereby deleted in its entirety and the lettering of the subsequent Paragraphs revised accordingly.

7. The reference to “Section 15.5” in Section 13.6, Paragraph (k) (formerly Paragraph (1)) is hereby changed to “Section 15.4”.

8. Section 15.3 of the Plan is hereby deleted in its entirety and the following Sections renumbered accordingly.

9. The Plan is hereby amended by adding a new Section 15.5 to the end of Article XV to read as follows:

“15.5 Independent Fiduciary. The Committee may, at its sole discretion, appoint an Independent Fiduciary, who must be an investment manager as defined in Section 15.4(a), with the sole and exclusive authority and responsibility on behalf of the Plan to exercise all authority to:

(a) determine whether acquiring or holding Company Stock in the Plan is no longer consistent with the Act, if so, to determine whether to:

(1) prohibit or limit (for example, as a percentage of a Member’s Account) further purchases or holdings of Company Stock or increasing the Company Stock Fund’s holding of cash or cash equivalent investments, and in the event of such prohibition or limitation, to designate, as necessary, an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Members and beneficiaries;

(2) liquidate some or all of the Plan’s holdings in the Company Stock Fund and determine how such liquidation should be accomplished and in the event of such liquidation, to designate, as necessary, an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Members and beneficiaries; or

(3) terminate the availability of the Company Stock Fund as an investment option under the Plan on such terms and conditions as the Independent Fiduciary shall deem prudent and in the interests of the Plan, Members and beneficiaries (and notwithstanding any Member or beneficiary investment directions to the contrary), including the determination of the manner and timing of termination of the Company Stock Fund and orderly liquidation of its assets and designation of an alternative investment fund for the investment of the proceeds or contributions pending further investment directions from the Members and beneficiaries.

(b) Direct the Trustee to execute and deliver to the Independent Fiduciary such forms and other documents as the Independent Fiduciary may determine are advisable to be filed with the Securities and Exchange Commission or other governmental agency.

(c) Serve as the fiduciary responsible for ensuring the confidentiality of the proxy voting process.

(d) Subject to the Committee’s right to reasonable notice and opportunity to review and comment on any proposed communication to Members, which comments shall be reflected in such communication except to the extent the Independent Fiduciary reasonably determines such comments to be inconsistent with their duties as detailed herein, direct the Plan’s record keeper to make such communications to Members and beneficiaries as the Independent Fiduciary reasonably determines to be necessary in connection with the exercise of its responsibilities with respect to the Plan.

Upon such appointment, the Committee shall not be liable for the acts of the Independent Fiduciary. An Independent Fiduciary may be removed by the Committee at any time and within its sole discretion.”

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to the Plan to be executed this 7 day of June 2006, effective as hereinbefore provided.

DYNEGY INC.

By:	/s/ Julius Cox
Title:	Vice President, HR

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